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Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

May 24, 2004

TriQuint Semiconductor, Inc.
2300 N.E. Brookwood Parkway
Hillsborough, Oregon 97124

  Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 24, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of your Common Stock under the 1996 Stock Incentive Program, as amended, and 1,712,583 shares of your Common Stock under the 1998 Employee Stock Purchase Plan, as amended. Such shares of Common Stock are referred to herein as the "Shares", and such plans are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati

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  Exhibit 5.1